Exhibit 4.4
FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) is made as of April 4, 2025 by and among AAON, INC., an Oklahoma corporation ("AAON"), AAON COIL PRODUCTS, INC., a Texas corporation ("ACP"), and BASX, INC., an Oregon corporation (“BasX”; and, together with ACP and AAON, collectively, "Borrowers," and each individually, a "Borrower"), the other Loan Parties under the Existing Loan Agreement, the Lenders party hereto and BOKF, NA dba BANK OF OKLAHOMA, as the Administrative Agent (in such capacity, the “Administrative Agent”), Issuing Bank and Swingline Lender, under that certain Amended and Restated Loan Agreement, dated as of November 24, 2021, by and among the Borrowers, the other Loan Parties party thereto, the financial institutions listed on the signature pages thereto as Lenders (the “Existing Lenders”) and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”; the Existing Loan Agreement, as amended by this Amendment and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Loan Agreement”).
WHEREAS, pursuant to Section 2.26 of the Existing Loan Agreement, the Borrowers have proposed to a 90-day increase of the total Revolving Commitments by $30,000,000.00 (the “Revolving Commitment Increase”) on the date hereof;
WHEREAS, the Administrative Agent and the Existing Lenders as indicated on the signature pages to this Amendment have agreed to provide the Revolving Commitment Increase (such Lenders, the “Revolving Facility Increasing Lenders”); and
WHEREAS, the parties hereto have so agreed on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.
1.Defined Terms. Unless otherwise noted, capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.
2.Amendments to the Existing Loan Agreement. Effective as of the Fourth Amendment Effective Date (as defined below), the parties hereto agree that the Existing Loan Agreement is hereby amended as follows:
(a)Section 1.01 of the Existing Loan Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order:
“Fourth Amendment” means that certain Fourth Amendment to Amended and Restated Loan Agreement dated as of the Fourth Amendment Effective Date by and among the Borrowers, the Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Fourth Amendment Effective Date” means April 4, 2025.
(a)Section 2.01(b) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:
(b) Revolving Loans. Subject to the terms and conditions set forth herein and in the applicable Joinder Agreement with respect to the applicable Revolving Commitment Increase (if any), each Revolving Lender severally agrees to make Revolving Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. On the Fourth Amendment Effective Date, the total Revolving Commitments equal $230,000,000.00; provided that on the date that is ninety (90) days following the Fourth Amendment Effective Date (the “Revolving Commitment Reduction Date”), (i) the total

Exhibit 4.4
Revolving Commitments of all Lenders shall automatically and immediately be reduced to $200,000,000.00 on a pro rata basis as set forth on Schedule 2.01; and (ii) if, on the Revolving Commitment Reduction Date, the total Revolving Credit Exposure exceeds the total Revolving Commitments (after giving effect to the automatic reduction on the Revolving Commitment Reduction Date), then the Borrowers shall, immediately on the Revolving Commitment Reduction Date, prepay the Revolving Loans (together with accrued interest thereon) and/or Cash Collateralize the L/C Obligations in an amount equal to such excess.
(a)Schedule 2.01 to the Existing Loan Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.01 to this Amendment.
3.Revolving Commitment Increase.
(a)  Subject to the terms and conditions set forth herein and in the Loan Agreement, each Revolving Facility Increasing Lender hereby agrees to increase its respective Revolving Commitment as set forth on Schedule 2.01 to this Amendment.
(b)Each Revolving Facility Increasing Lender acknowledges and agrees that the respective Revolving Commitment of such Lender and the other Lenders under the Loan Agreement are several and not joint commitments and the obligations of each such Lender are the several and not joint obligations of such Lenders. Each Revolving Facility Increasing Lender further acknowledges and agrees that the Schedule 2.01 hereto sets forth for such Lender its Revolving Commitment under the Loan Agreement immediately after to giving effect to this Amendment.
(c)Pursuant to Section 2.26 of the Loan Agreement, the Revolving Commitment Increase documented hereby shall constitute a “Revolving Commitment Increase” (as defined in the Loan Agreement) under the Loan Agreement.
(d)The Revolving Commitment Increase shall be pursuant to (and constitute a part of) the existing “Revolving Commitments” (as defined in the Loan Agreement) and shall be subject to the terms and conditions applicable to the existing Revolving Commitments as set forth in the Loan Agreement.
(e)The Revolving Commitment Increase documented hereby shall be deemed (i) to count against the $100,000,000.00 limitation on the aggregate amount of Incremental Commitments permitted under the proviso to Section 2.26(a) of the Loan Agreement (i.e., this Revolving Commitment Increase shall reduce the $100,000,000.00 cap to $70,000,000.00); provided that on the Revolving Commitment Reduction Date, the dollar limitation on the aggregate amount of Incremental Commitments that may be requested under Section 2.26(a) shall increase from $70,000,000.00 to $100,000,000.00; and (ii) to constitute one of the permitted four requests for Incremental Commitments permitted under the proviso to Section 2.26(a) of the Loan Agreement.
4.Conditions of Effectiveness. The effectiveness of this Amendment (the “Fourth Amendment Effective Date”) is subject to the satisfaction of the following conditions precedent:
(a)the Administrative Agent shall have received counterparts of this Amendment duly executed by (i) each Borrower and each other Loan Party, (ii) each Revolving Facility Increasing Lender and (iii) the Administrative Agent, the Issuing Bank and the Swingline Lender;
(b)the representations and warranties contained in in Article III of the Existing Loan Agreement and in the other Loan Documents are true and correct on and as of the date hereof and after giving effect to the Revolving Commitment Increase documented hereby, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;

Exhibit 4.4
(c)no Default or Event of Default shall exist and no Default or Event of Default shall exist after giving effect to the Credit Extensions (if any) under the Revolving Commitment Increase documented hereby on the date hereof;
(d)the Loan Parties are in compliance (on a pro forma basis after giving effect to this Amendment) with the covenant contained in Section 6.12 of the Loan Agreement;
(e)the Administrative Agent shall have received a certificate, dated as of the Fourth Amendment Effective Date, from a Responsible Officer of each Loan Party, certifying as to the satisfaction of the conditions described in the immediately preceding Sections 4(b), 4(c) and 4(d);
(f)to the extent requested, each Revolving Facility Increasing Lender shall have received an amended and restated revolving note reflecting such Revolving Increasing Lender’s Revolving Commitment Increase;
(g)the Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Fourth Amendment Effective Date and executed by its Responsible Officer, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of this Amendment and any related Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign this Amendment and any related Loan Documents to which it is a party, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization;
(h)the Borrowers shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it in connection herewith (including pursuant to that certain Fee Letter dated as of the Fourth Amendment Effective Date by and among the Borrowers and the Administrative Agent) to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrowers on or prior to the Fourth Amendment Effective Date); and
Reference to and Effect on the Loan Agreement; Reaffirmation. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement after giving effect to the transactions contemplated hereby. Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed. Each Loan Party hereby (i) agrees that, except as specifically provided herein, this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of any Loan Party arising under or pursuant to the Loan Agreement, the Corporate Guaranty Agreement or the other Loan Documents to which it is a party and (ii) reaffirms its obligations under the Loan Agreement and each and every other Loan Document to which it is a party (including, with respect to the Corporate Guarantor, the Corporate Guaranty Agreement). This Amendment is not intended to and shall not constitute a novation of the Existing Loan Agreement or any of the Obligations. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Existing Loan Agreement, the Loan Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith. This Amendment is a Loan Document. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND

Exhibit 4.4
CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF OKLAHOMA. Execution. This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall be deemed to constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment. For the avoidance of doubt, the provisions of Section 9.06 of the Existing Loan Agreement shall apply to this Amendment. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Borrower and each other Loan Party hereby represents and warrants to the Lenders and the Administrative Agent: Each Borrower and each other Loan Party (i) is duly formed, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect; The execution, delivery and performance by each Borrower and each other Loan Party of this Amendment are within such Borrower’s and such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action; The execution, delivery and performance by each Borrower and each other Loan Party of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Law applicable to such Borrower or such Loan Party or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on such Borrower or such Loan Party or any of its assets or give rise to a right thereunder to require any payment to be made by such Borrower or such Loan Party and (iv) will not result in the creation or imposition of any Lien on any asset of any Borrower or any Loan Party prohibited under the Loan Documents; This Amendment has been duly executed and delivered for the benefit of each Borrower and each other Loan Party and constitutes a legal, valid and binding obligation of each Borrower and each other Loan Party, enforceable against each Borrower and each other Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; No Loan Party has any claims, counterclaims, defenses or set-offs with respect to the Loans or the Loan Documents as modified herein; and After giving effect to this Amendment, the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof. Corporate Guarantor Ratification. AAON, Inc.’, a Nevada corporation, in its capacity as the Corporate Guarantor, hereby ratifies and confirms its obligations under the Corporate Guaranty Agreement made for the benefit of the Lenders and agrees that all of its respective obligations and covenants thereunder shall remain unimpaired by the execution and delivery of this Amendment and agrees that its guaranty of the Guaranteed Obligations, as defined in the Corporate Guaranty Agreement pursuant to the Corporate Guaranty Agreement shall remain in full force and effect, and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment or otherwise, and Guarantor hereby consents, acknowledges and agrees to this Amendment and waives any common law, equitable or statutory rights that it might otherwise have as a result of or in connection with this Amendment or any other Loan Document. Release. Each Borrower and each other Loan Party fully, finally, and forever releases and discharges Administrative Agent, Issuing Bank, Swingline Lender and the Lenders and their successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity, that such Borrower or such Loan Party has or in the future may have, whether known or unknown,

Exhibit 4.4
(i) in respect of the Loans, the Loan Documents, or the actions or omissions of Administrative Agent, the Issuing Bank, the Swingline Lender or Lenders in respect of the Loans or the Loan Documents and (ii) arising from events occurring prior to the date of this Amendment. [Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.
AAON, INC., an Oklahoma corporation, as a Borrower
By: Name: Rebecca Thompson Title: Chief Financial Officer & Treasurer

AAON COIL PRODUCTS, INC., a Texas corporation, as a Borrower
By: Name: Rebecca Thompson Title: Chief Financial Officer & Treasurer

BASX, INC., an Oregon corporation, as a Borrower
By: Name: Rebecca Thompson Title: Chief Financial Officer

AAON, INC.’, a Nevada corporation, as the Corporate Guarantor and a Loan Party
By: Name: Rebecca Thompson Title: Chief Financial Officer

BOKF, NA dba BANK OF OKLAHOMA, as the Administrative Agent, the Issuing Bank, the Swingline Lender, and as a Revolving Facility Increasing Lender
By: Name: Timberly Harding Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Facility Increasing Lender
By: Name: Nora Golden Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Revolving Facility Increasing Lender
By: Name: Benita V. Reyes Title: Executive Director

EXHIBIT A

Schedule 2.01

Commitments and Lenders

Exhibit 4.4

From the Fourth Amendment Effective Date until (and excluding) the date that is 90 days following the Fourth Amendment Effective Date:

Name of LenderRevolving CommitmentInitial Term Loan CommitmentBOKF, NA dba BANK OF OKLAHOMA$115,000,000$30,000,000 U.S. Bank National Association $57,500,000$25,000,000Wells Fargo Bank, National Association$57,500,000$25,000,000 TOTAL$230,000,000$80,000,000

From the date that is 90 days following the Fourth Amendment Effective Date and thereafter:

Name of LenderRevolving CommitmentInitial Term Loan CommitmentBOKF, NA dba BANK OF OKLAHOMA$100,000,000$30,000,000 U.S. Bank National Association $50,000,000$25,000,000Wells Fargo Bank, National Association$50,000,000$25,000,000 TOTAL$200,000,000$80,000,000